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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RF Power Products, Inc.:

  We consent to incorporation by reference in the registration statements (No. 33-59414 and No. 33-73922) on Form S-8 of RF Power Products, Inc. of our report dated January 17, 1997, relating to the consolidated balance sheet of RF Power Products, Inc. and subsidiary as of November 30, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended, and related schedule, which report appears in the November 30, 1996, annual report on Form 10-K of RF Power Products, Inc.

                                          KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
February 20, 1997